Grant Bettingen Inc.

19900 MacArthur Blvd., Suite 110

Irvine, CA 92612

949-223-0031 Fax 949-223-0021

ENGAGEMENT AGREEMENT

This Agreement is made this 4th day of June, 2004 by and between Grant Bettingen, Inc. ("GBI") located at 19900 MacArthur Blvd., Suite 110, Irvine, CA 92612 and Hesperia Truss, Inc. (Client), 9780 "E" Ave., Hesperia, CA 92345.

The purpose of this Agreement is to set forth the terms and conditions under which GBI and Client agree that GBI will serve as exclusive consultant to Client in assisting Client to obtain capital funds, debt or equity financing and/or a joint Venture/merger partner to enable client to finance and expand its business. Essential terms of the agreement are as follows:

1.       SERVICES: GBI will provide the following services to Client:

a.     Advising on the appropriate pricing and structure for the capital to be raised and determine whether a private placement or merger would be appropriate.

b.     Identify potential and appropriate investors and/or a joint venture/merger partner.

c.     Advise and assist with respect to negotiations of any proposed financing, sale of capital stock or other business .

        arrangement.

d.     To continue to assist company in its ongoing fund raising activities including a possible buyout of the Company at some future date and/or working with client to assist in public market oversite.

e.     Being in regular and close contact with the officers and staff of Client for continuing consultation and advice during the term of this Agreement if desired by management.

2.       RIGHT OF REFUSAL: Client shall have the sole and absolute right to accept or reject any offer received.

3.       FEE: Client agrees to pay GBI upon the closing of one or more transactions a cash fee based upon the total consideration received by client and/or its shareholders. This fee shall be based upon the following.

a)    10% of the first $2 million, 8% of the next $2 million and 4% from $4 million up on monies raised by or assisted by

       GBI  on the sale of equity. In the case of any secondary offerings, GBI will have the right of first refusal to assist in such offering and will receive its fee on the same basis as above.

b)    5.0% for Sub Debt/mezzanine financing or any instrument that could convert into equity.

c)    3.0% cash fee for any pure debt financing provided by an institutional source identified or introduced by GBI will be paid to GBI.

d)    Payment of fees will be made concurrent with the receipt of financing through an escrow account for the benefit of

       Client, and/or its Shareholders and GBI. Such fees may, therefore, be paid in a series of payments, as financing is received through the established escrow for the benefit of the shareholders/client account.

e)    In the event of any joint venture, reverse merger, merger and/or acquisition arranged by GBI, a fee of 10.0% of the total consideration received or exchanged without regard to the form of the transaction(s) will be payable half in cash and half in stock at the closing.

f)    Normal and reasonable out-of-pocket expenses will be reimbursed for amounts up to $250 without pre-approved by

      Client. Such amounts will be immediately due upon invoicing and proper accounting receipts.

4.      BUSINESS INFORMATION: Client shall promptly furnish to GBI, to the best of its ability, complete and accurate business information, and shall promptly inform GBI of any changes which may materially affect its business or GBI's services under this

         Agreement.

5.      TERM: This Agreement shall be in effect for twelve (12) months from the date of signing by Client, and continue thereafter until terminated by either party upon thirty (30) days prior written notice; provided, however, that this Agreement shall completely and finally terminate, unless terminated sooner, or unless extended by written agreement, twenty four (24) months from the date of

         Clients signing. Client shall pay fees in accordance with the terms of this Agreement for any transaction concluded within 18 of the termination of this Agreement by Client with any party introduced to Client during the term of this Agreement.

         months

6.      INDEMNITY: Client agrees to indemnify GBI, its partners, employees, agents and associates against any liability, claim or damage, asserted by third parties arising out of/in connection with data submitted by Client under this Agreement or the services to be performed by GBI hereunder except to the extent attributable to the gross negligence of GBI in which case GBI shall indemnify

         Client.

7.      ARBITRATION: Any controversy, dispute or claim relating to this Agreement between the parties shall be resolved by binding arbitration in accordance with the rules of the American Arbitration Association.

8.      GOVERNING LAW: This Agreement shall be interpreted under and governed by the laws of the State of California.

9.      ENTIRE AGREEMENT: This is the entire Agreement between the parties pertaining to its subject matter and supersedes all prior agreements, representations and understandings of the parties. No modification of this Agreement shall be binding unless agreed in writing by the parties.

                    GRANT BETTINGEN, INC.                                         HESPERIA TRUSS, INC

                    By: ________________________                                    By: /s/ Don M. Shimp

                    Accepted and agreed to this day of June 4, 2004: